Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-3 Nos. 333-146720, 333-178504, 333-183964 and 333-207039 and on Form S-8 Nos. 333-69145, 333-124653, 333-75993, 333-64795, 333-04161, 333-86530, 333-38178, 333-140819, 333-118693, 333-171298, and 333-188128 of Newmont Mining Corporation our reports dated February 17, 2016, with respect to the consolidated financial statements and schedules of Newmont Mining Corporation and the effectiveness of internal control over financial reporting of Newmont Mining Corporation including in this Annual Report (Form 10-K) of Newmont Mining Corporation for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Denver, Colorado

February 17, 2016